Exhibit 99.1

1 Creating a premier, global precious metal miner February – March 2017 Acquisition of Stillwater Mining Company

Disclaimer Additional Information and Where to Find It This presentation does not constitute the solicitation of any vote, proxy or approval. In connection with the proposed transaction, Sibanye Gold (“Sibanye”) intends to post to its shareholders a JSE Limited (“JSE”) Category 1 circular subject to the approval of the circular by the JSE and Stillwater Mining Company (“Stillwater”)has filed with the Securities and Exchange Commission (the “SEC”) relevant materials, including a proxy statement. The JSE Category 1 circular and other relevant documents will be sent or otherwise disseminated to Sibanye’s shareholders and will contain important information about the proposed transaction and related matters. SHAREHOLDERS OF SIBANYE ARE ADVISED TO READ THE JSE CATEGORY 1 CIRCULAR AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant documents will be sent or otherwise disseminated to Stillwater’s shareholders and will contain important information about the proposed transaction and related matters. SHAREHOLDERS OF STILLWATER ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, Sibanye shareholders may obtain free copies of the JSE Category 1 circular by going to Sibanye’s website at www.sibanyegold.co.za. The proxy statement and other relevant documents may also be obtained, free of charge, on the SEC's website (http://www.sec.gov). Stillwater shareholders may obtain free copies of the proxy statement from Stillwater by going to Stillwater’s website at www.stillwatermining.com. Participants in the Solicitation Sibanye, Stillwater and their respective directors and officers may be deemed participants in the solicitation of proxies of Sibanye’s and Stillwater’s respective shareholders in connection with the proposed transaction. Sibanye’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Sibanye in Sibanye’s Annual Report on Form 20-F, for the fiscal year ended December 31, 2015, which was filed with the SEC on March 21, 2016. Stillwater’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Stillwater in Stillwater’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 22, 2016. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction is included in the proxy statement that Stillwater has filed with the SEC. No Offer or Solicitation This presentation is for informational purposes only and does not constitute an offer to sell, or a solicitation of offers to purchase or subscribe for, securities in the United States or any other jurisdiction. Any securities referred to herein have not been, and will not be, registered under the U.S. Securities Act of 1933 and may not be offered, exercised or sold in the United States absent registration or an applicable exemption from registration requirements. Forward Looking Statements This presentation includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target”, “will”, “forecast”, “expect”, “potential”, “intend”, “estimate”, “anticipate”, “can” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. In this presentation, for example, statements related to expected timings of the transactions (including completion), potential transaction benefits (including financial re-ratings), pricing expectations, levels of output, supply and demand, information related to the Blitz Project, and estimations or expectations of enterprise value, EBTIDA and net asset values, are forward-looking statements. The forward-looking statements set out in this presentation involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Sibanye and Stillwater, that could cause Sibanye’s or Stillwater’s actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation: Sibanye’s or Stillwater’s ability to complete the proposed transaction; the inability to complete the proposed transaction due failure to obtain approval of the shareholders of Sibanye or Stillwater or other conditions in the Merger Agreement; Sibanye’s ability to successfully integrate the acquired assets with its existing operations; Sibanye’s ability to achieve anticipated efficiencies and other cost savings in connection with the transaction; Sibanye’s ability to implement its strategy and any changes thereto; Sibanye’s future financial position, plans, strategies, objectives, capital expenditures, projected costs and anticipated cost savings and financing plans; changes in the market price of gold, platinum group metals (“PGMs”) and/or uranium. These forward-looking statements speak only as of the date of this presentation. Neither Sibanye nor Stillwater undertake any obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. 2

 More about Sibanye 3

Corporate overview • A FTSE/JSE Top 40 and global, leading precious metals company 4 Shares in issue Shares in ADR form 929 004 342 159 161 271 (ADR ratio 1:3 ordinary share) Market cap R27 billion (US$2.0 billion) Listings • JSE Limited share code: SGL • New York Stock Exchange ADR programme share code: SBGL Net Debt at 30 June 2016 R6.2 billion (US$460 million) ND:EBITDA = 0.6x R4.7 billion available facilities Major Sibanye shareholders * Gold One Limited 19.96% Public Investment Corporation 9.28% Van Eck Associates Corporation 5.99% Old Mutual 4.50% Black Rock Inc 3.75% Contact details Libanon Business Park 1 Hospital Road (off Cedar Avenue), Westonaria, 1779 South Africa Neal Froneman CEO Tel: +27 11 278 9600 e-mail: neal.froneman@sibanyegold.co.za James Wellsted Investor Relations Tel: +27 11 278 9656 e-mail: james.wellsted@sibanyegold.co.za Share information as at 9 February 2017 * Source: J.P.Morgan Cazenove, January 2017 * Source: J.P.Morgan Cazenove, January 2017 Shareholder geographic distribution* 20% 28% 36% 6% 5% 2% 4% China South Africa USA Luxembourg United Kingdom Europe excl UK Others

Our vision SUPERIOR VALUE CREATION FOR ALL OUR STAKEHOLDERS Through mining our multi-commodity resources in a safe and healthy environment Sibanye cares 5

Value creation focus 6 Continue to drive operational excellence on existing asset base – A proven operating model – Robust cash flow – Strong balance sheet Investing in organic growth in the Gold Division Sustainable growth through value accretive transactions – PGM sector a logical step – Aquarius acquisition (2016) – Rustenburg acquisition (2016) – Proposed Stillwater acquisition (2017) Leveraging operational excellence to drive cash flow from Gold-PGM platform

Focusing on operational excellence 7

45.1 37.5 35.2 25.7 21.5 13.5 19.7 28.4 31.0 0 10 20 30 40 50 2008 2009 2010 2011 2012 2013 2014 2015 2016 Gold Fields Sibanye Reserves (Moz) Gold Division operational track record Turnaround effected and maintained 8 500 750 1000 1250 1500 1750 500 1 000 1 500 2 000 2 500 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Production (koz) Gold Price ($/oz) AISC Annual gold production (koz) US$/oz Gold Fields Sibanye

Generated record operating profits • Safety improved after proactive intervention in August 2016 – Gold Division: 50% improvement in FIFR and 27% improvement in SIFR – Platinum Division safety strategy roll-out underway • Record annual Group operating profit of R10.5 billion (US$717 million) – Gold Division operating profit 60% higher to R10.2 billion (US$692 million) – Platinum Division operating profit of R376 million (US$26 million)* Rustenburg Operations turnaround - operating profit of R74 million (US$5 million) for November and December 2016 Kroondal and Mimosa Operations maintain excellent operating performance 9 *Excludes R254million (US$17million) equity accounted operating profit from Mimosa

5.1% 2.8% 2.6% 1.6% 1.1% 0.8% 0.8% 0.6% 0.6% 0.5% 0.4% 0.4% 0% 1% 2% 3% 4% 5% 6% Paying industry leading dividends • Final dividend of 60 cps - total for 2016 of 145 cps, a 5.1% yield • Balance sheet remains robust - Net Debt: EBITDA of 0.6x at year end • We have removed the dividend levy from our American Depository receipts (ADRs) trading on NYSE Robust financial result 10 Source: Factset and company filings. Share price data as of 20 February 2017 Note: 1. Normalised earnings are defined as: basic earnings excluding gains and losses on foreign exchange differences and financial instruments, nonrecurring items and share of results of equity-accounted investees. 2. Analysis based on dividends declared in the last twelve months Current dividend yield (last twelve months dividends declared)2

Solid results for the Gold Division 11 • Record operating profit - 60% higher to R10.2 billion (US$692 million) • AlSC of R450,152/kg (US$954/oz) - margin doubled to 23% • Gold production stable year on year at 47,034kg (1.5Moz) – infrastructure maintenance at Driefontein during H2 2016 – closure of Cooke 4 after August 2016 • R/tonne costs well contained increasing 4% y-o-y – lowest SA underground operating cost producer at R1,941/tonne 300 000 340 000 380 000 420 000 460 000 500 000 0 500 1 000 1 500 2 000 2 500 3 000 Mar-14 June-14 Sep-14 Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 Sep-16 Dec 16 R/kg Rm Gold Division operating profit and AISC Operating profit AISC Profitability boosted by rand gold price

Lowest UG gold cost producer in SA Sibanye is the most cost effective miner at its SA underground gold mines 1. Source for Annual Peers’ information at 31 December 2016: Nedbank 12 1 068 986 980 954 800 900 1 000 1 100 Harmony AngloGold Gold Fields Sibanye US$/oz AISC US$/oz (Gold operations)2 2. Source: Company reports for twelve months ended 31 December 2016 3 235 2 249 2 094 1 941 1 500 2 000 2 500 3 000 3 500 Anglo Gold Gold Fields Harmony Sibanye R/t R/tonne operating costs ( SA underground)1

SA PGM producer cost curve (R/t) 13 0 1000 2000 3000 4000 5000 6000 -350% -300% -250% -200% -150% -100% -50% 0% 50% 100% R/t Margin % Avg R/ton All-In Cost R1563/ton, Revenue Source: Noah Capital research, Company data All-In costs in R/ton including all capex and total margins Sibanye owns some of the more cost efficient mines in the SA PGM industry

Dynamic strategic delivery Value accretive growth sustaining industry leading dividend 14

Precious metals strategy • Many operational similarities with gold mining • Long-term PGM supply and demand fundamentals remain robust • Low PGM prices and escalating costs (labour, utilities) have put balance sheets under strain • Opportunity to leverage Sibanye’s successful operating model and hard rock, tabular, labour intensive mining competency to realise further value • Innovative approach to structuring transactions and projects • The SA PGM sector offers a number of consolidation opportunities Platinum a logical first step 15

PGM prices remain depressed and volatile Industry margins under pressure – unable to fund growth Source: INet 0.0 5 000.0 10 000.0 15 000.0 20 000.0 25 000.0 30 000.0 35 000.0 0 500 1 000 1 500 2 000 2 500 3 000 Jul-03 Dec-03 May-04 Oct-04 Mar-05 Aug-05 Jan-06 Jun-06 Nov-06 Apr-07 Sep-07 Feb-08 Jul-08 Dec-08 May-09 Oct-09 Mar-10 Aug-10 Jan-11 Jun-11 Nov-11 Apr-12 Sep-12 Feb-13 Jul-13 Dec-13 May-14 Oct-14 Mar-15 Aug-15 Jan-16 Jun-16 Nov-16 Rand/PGM oz US$/oz Average real monthly basket price: July 2003 - January 2017 US$/oz (4E) R/oz (4E) (rhs) 16

Our PGM view is constructive Despite a consensus conservative outlook, we believe the PGM market fundamentals remain robust over the long term, particularly for palladium. • Industry-wide capex and production cuts already announced – SA supply likely to revert from 2020E onwards • SA supply unlikely to return to pre-crisis levels – peaked at 5.3moz in 2007 • Limited primary supply growth anticipated globally • Historically significant secondary supply growth being eroded by prevailing commodity prices, particularly steel. A material near term secondary supply recovery is not anticipated. • Auto sales volumes continue to rise even in diesel markets Deficit drawdowns should see a return to sustainable basket prices over the medium term • Despite a weaker near term platinum outlook, above ground stocks are still expected to normalize by 2018 from current elevated levels. We remain fundamentally bullish, with palladium set for material deficits and platinum following suite post 2020E Despite diesel and EV concerns, we remain fundamentally bullish Source: Johnson Matthey, WPIC, broker consensus estimates, company forecasts 0 200 400 600 800 1 000 1 200 -2 500 -2 000 -1 500 -1 000 -500 0 500 1 000 1 500 2 000 2 500 2007A 2012A 2017E 2022E Palladium: Net market balance (koz) vs Price Surplus / Deficit (koz) Ex-ETF market balance Pall Price (US $ / oz) (rhs) 0 200 400 600 800 1 000 1 200 1 400 1 600 1 800 2 000 -3 000 -2 500 -2 000 -1 500 -1 000 -500 0 500 1 000 1 500 2007A 2012A 2017E 2022E Platinum: Net market balance (koz) vs Price Surplus / (Deficit) Ex-ETF market balance Pt Price (US $ / oz) (rhs) 17

Diesel’s downfall and EV’s are being overhyped • We believe that platinum’s fundamentals remain positive – Global decline in diesel penetration rate and growth in EVs and hybrids factored in • Diesel’s global market share to decline to 18% by 2020, from 19% – European diesel to decline to a 30% penetration rate, versus 47% currently • EV’s and hybrids to grow at a CAGR of 24% through to 2020 (c.7m units) – Starting off a low base of 4m units in 2016 – Global market share of c.7%, up from c.4% currently • Growth in the overall global car park offsets these headwinds – Light vehicles of 108m units in 2020, up from 93m units in 2016 (CAGR of 4%), driven largely by developing economies • 19m diesel vehicle units, up from 17m currently, despite a likely decline in global diesel penetration rates and continued thrifting • Gasoline expected to maintain a >75% market share through to 2020, underpinning our fundamental preference for palladium Absolute growth in the global car park supports PGM demand 18

Our autos outlook in four key graphs 16% 17% 18% 19% 20% 21% 0 20 40 60 80 100 120 2010A 2013A 2016E 2019E PEV+PHEV (Electric) Hybrid (Mild and Full) Gasoline Diesel Diesel market share (%, rhs) 0 20 40 60 80 100 120 2010A 2013A 2016E Asia-Pacific - developing European Union North America Asia-Pacific - developed South America East Europe Middle East & Africa 0 20 40 60 80 100 120 2010A 2013A 2016E 1-1000cc 1001-1600cc 1601-2000cc 2001-3000cc 3001-4000cc 4001-9999cc Electric 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 4.5 2010A 2013A 2016E Pt Pall Rhod LPVs by region (m units) – dominated by developing markets Gasoline is expected to maintain its growth momentum, while diesel’s market share will decline Smaller engines to dominate and electrics to continue gaining traction… …leading to an anticipated decline in PGM loadings (g/t), with platinum leading the way We have factored in a move away from diesel in our outlook and remain positive 19

Consolidation benefits • Planning and ore body extraction optimised by breaking down farm boundaries • Improved capacity utilisation and rationalisation of infrastructure • Remove duplicated/unnecessary overhead structures and costs • Rationalise replicated support services • Optimise capital allocation • Flexibility to close loss making production • Enhance financial capacity – Access to capital markets improved – Cost of capital reduced Consolidation is logical and necessary 20

Expanding PGM platform at attractive point in cycle Source: HSBC research - size of bubble represents resource size Rustenburg transaction: structured to minimise risk – Relatively low capital outlay upfront – Downside protection until 2019 – Future payments ring-fenced to assets – upside and downside risk sharing Aquarius transaction more commercial, but at favourable point in cycle Realisation of operational and cost synergies to unlock future value Historic South Africa PGM transactions Implats: Avmin Two Rivers AngloPlat: Union BEE Implats: Marula AQP Bid for Booysendal Eastplats: Heibei Lonmin: Southern Platinum Bokoni: Amplats Northam BEE: Zambezi Lonmin: Afriore Northam: Booysendal Aquarius: Sibanye Sibanye: Rustenburg 0 2 4 6 8 10 12 14 16 18 20 0 100 200 300 400 500 600 700 (Deal Value: US$/Resource oz) (Deal Value US$ in Millions) Low cost, material PGM acquisitions 21

Operating synergies • Removal of mine boundaries results in optimised mine plans and underground infrastructure • Optimising plant utilisation and surface ore flow Direct cost savings at operations • Best practice operational benchmarking • Economies of scale benefits Operating and separate synergies targeted Driving value creation through realisation of regional and operating synergies 22 Shared services and central cost savings • Bathopele/Kroondal shared services optimised • Rustenburg and Kroondal training • Regional, central and shared services • Corporate overheads reduced Turk # (undeveloped) School of Mines Rustenburg Operations Care and maintenance Aquarius

Combined savings of R800m anticipated annually • Extracting synergies is key to sustainability 23 Category Shortlist of key initiatives Combined value (Rm) Employee cost • Senior employee and management configured to reflect the Sibanye operating model 200 Sourcing and stores management • Deploying Sibanye’s procurement power across all suppliers and operations (Kroondal and Rustenburg) 26 Closure of corporate offices • Rosebank, Centurion and Perth offices 69 Property/Housing • Review of low and high density accommodation contracts for employees 114 Training • Consolidate training footprint between Kroondal and Rustenburg 30 Central services synergies • Consolidation of production support functions currently duplicated across Kroondal and Rustenburg 237 Other • Yet to be specifically quantified – infrastructure consolidation, mining flexibility benefits and plant optimisation 124 Total 800 Kroondal: Baseline was 2016 Budget (July 2015 to June 2016) Rustenburg: Baseline was the PFS – re-based as a standalone company

Platinum Division integration 24 • Took ownership of Aquarius on 12 April 2016 and the Rustenburg Operations on 1 November 2016 • Positive production trend under Sibanye management • Integration now progressed to building a cohesive Platinum Division • Re-planned the Rustenburg Operations to achieve near term profitability through: – development aligned to maintaining current production levels – operational and cost efficiency improvements – previously identified synergies • Commenced with merger related S189 R400m worth of synergies by end 2017

A strong start 25 • Good operational results – Kroondal, Platinum Mile and Mimosa delivered record H2 production – Turnaround of Rustenburg Operations – Platinum Division generated operating profit in 2016 of R376 million¹ (US$26 million) • Chrome contribution to revenue above expectation ,0 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 2012 - Q1 2012 - Q2 2012 - Q3 2012 - Q4 2013 - Q1 2013 - Q2 2013 - Q3 2013 - Q4 2014 - Q1 2014 - Q2 2014 - Q3 2014 - Q4 2015 - Q1 2015 - Q2 2015 - Q3 2015 - Q4 2016 - Q1 2016 - Q2 2016 - Q3 2016 - Q4 oz 4E Attributable 4E production (Calendar quarters) 2 Kroondal Mimosa Platinum Mile Rustenburg Wildcat strike Wage negotiations strike All sections contributing to operating profit ¹ Excludes R254million (US$17million) equity accounted operating profit from Mimosa 2 Estimated Rustenburg historic 4E production based on Anglo American public disclosure of refined Pt production at Rustenburg operations

The Stillwater Transaction Creating a premier, global precious metal company 26

Transaction summary Consideration $18.00 per share in cash, or $2.2bn for all outstanding common stock of Stillwater 23% premium to prior day close; 20% premium to 20-day VWAP as of 8 December Financing: $2.7bn bridge financing from Citi and HSBC Conditions precedent for the Transaction Sibanye shareholder approval – Majority of votes cast to approve the acquisition of Stillwater – 75% of votes cast to approve the issuance of new shares for contemplated rights issue Stillwater shareholder approval (majority of votes outstanding) Customary South African and U.S. regulatory approvals1 No material adverse change Sibanye shareholder support Gold One and the PIC have indicated support for the Transaction in principle Deal protection Stillwater subject to non-solicitation covenants with customary “fiduciary out” exemptions A right in favour of Sibanye to match any superior proposal A termination fee of 0.75% of Stillwater equity value A reciprocal termination fee of 1.50% of Stillwater equity value to Stillwater Source: Factset as of 8 December 2016 Note: 1. US anti-trust condition with respect to HSR Act clearance has been satisfied as announced on 19 January 2017. South African Reserve Bank (“SARB”) and Committee on Foreign Investment in the United States (“CFIUS”) filings have been submitted on schedule The Transaction has received strong initial Sibanye shareholder support 27

Strong transaction rationale • Value accretive on a NAV basis and cash flow accretive as Blitz ramps up • Positioning the Platinum Division further down the global cost curve, with potential for further cost reductions • Improving access to lower-cost global financing • Balancing the portfolio operationally and geographically with the addition of world class assets in an attractive mining jurisdiction Enhancing the investment case Source: Company filings Note: Production profile, SWM and EB held at current production and company guidance on Blitz used to extrapolate to full production in 2022 0. 200 000. 400 000. 600 000. 800 000. 1 000 000. 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2E oz Stillwater Mined Production (2E oz) Stillwater Mine East Boulder Mine Blitz Project 28

World class assets in an attractive mining jurisdiction • High grade (20g/t), palladium biased (78% palladium), long life (+25 years), low-cost (< $500/2E oz), mechanised operations • Near term, organic and low-cost growth through the Blitz Project • A mine-to-market PGM business • Large PGM recycling business provides a steady margin and strategic insight into the market Positions Sibanye as a premier global gold and PGM mining company Cross section across Stillwater operations 29

0 10 20 30 40 50 60 0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 LoM years (as defined by reserves) Grade g/t 4E Stillwater assets high-grade and long-life Source: Company filings. LoM as stated in company annual reports PGM Assets by Reserve Grade and LoM (based on published reserves) East Boulder Stillwater Mine Rustenburg Mimosa Blitz Kroondal Stillwater’s portfolio is long-life and significantly higher grade than other major players Other PGM Assets include: Amandelbult Section Bafokeng-Rasimone Bokoni Impala Marikana Modikwa Mogalakwena Pilanesberg Two Rivers Union Section Zimplats Zondereinde Blitz mine life expected to extend to 35+ years as further drilling expands current reserves Sibanye PGM mines Stillwater PGM mines 30

NAV accretive

Sibanye

Broker target share price for Stillwater vs. Offer price



$18.00 Offer Price
$17.49 Average
17.20
16.00
21.00
18.00
19.25
14.00
17.00
Nedbank 23-Nov-16
JPM 07-Nov-16
FBR 02-Nov-16
BMO 28-Oct-16
BoAML 28-Oct-16
GS 28-Oct-16
RBC 28-Oct-16
Management NAVPS Estimate[1]
Target price ($/sh)
Offer price ($/sh)
Target price avg. ($/sh)

Source: Broker research, FactSet, Bloomberg
Note: 1. Includes growth projects and assumes sustained operational efficiencies

Sibanye diligence suggests NAV opportunity beyond the average broker target price

31

500 550 600 650 700 750 800 850 900 950 1 000 Q3 2014 Q4 2014 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 Mid-term target US$/oz AISC Realised basket price (Pt/Pd) Cost reduction drivers; No exchange rate benefits • Increased mechanisation • Further infrastructure development • Improved safety and productivity • Staffing reorganization • Supplier negotiations Sibanye recognised the turnaround at Stillwater early-on 32 Stillwater All-in Sustaining Costs (“AISC”)1 and realised prices Mid-to-high $500’s/oz Positive AISC margin Source: Company filings Note: 1. Non-GAAP financial measure, please refer to appendix for definition; 2 Q4 AISC includes $15 per PGM mined ounce spend on productivity enhancement projects (after Blitz ramp-up) Track record of continuous operating efficiency in-line with Sibanye’s culture of cost management 32

Moving Sibanye Platinum down the cost curve Source: Nedbank Research, Company filings; Note: Rustenburg operations has been split into Surface, Mechanised and Conventional Global 4E PGM Cash cost + Capex curve (CY16E - At spot) Pro-forma Moves Sibanye down the PGM cost curve Further benefits from realisation of synergies between Rustenburg and Kroondal Stillwater’s low-cost position expected to drive through-the-cycle cash flows 33

Building a premier global gold and PGM mining company

Sibanye

Sibanye PGM Division Ranking

2015A Palladium Production (moz)



Norilsk ³
By-product only
2.7
Amplats ²
1.3
Sibanye (Pro Forma) ⁴
0.8
1.0
Impala
0.8
Sibanye ⁵ (pre-transaction)
0.4
Lonmin
0.4
Northam
0.1
RBPlats
0.1

2015A 4E Production[1] (moz)



Amplats ²
3.6
Norilsk ³
By-product only
3.3
Impala
2.2
Sibanye (Pro Forma) ⁴
1.7
2.0
Lonmin
1.2
Sibanye ⁵,⁶ (pre-transaction)
1.1
Northam
0.4
RBPlats
0.3

Sibanye Gold Division Ranking

2015A Gold Production (moz)



Barrick
6.1
Newmont
5.0
AngloGold
4.0
Gold Corp
3.5
Kinross
2.6
Newcrest
2.4
Gold Fields
2.1
Polyus
1.8
Agnico-Eagle
1.7
Sibanye
1.5

Source: Company filings

Notes:

1. Platinum, palladium, rhodium and gold (together referred to as 3E+Au or 4E). Stillwater data on a 2E basis
2. Exclusive of Rustenburg Mine
3. Includes PGM by-products only
4. Rustenburg + Aquarius + Stillwater. Rustenburg as publicly disclosed in December 2015; Aquarius Platinum as publicly disclosed in June 2015 and depleted based on actual production to reach December 2015 figures
5. Pro forma for Rustenburg and Aquarius acquisitions
6. Excludes Gold Division
7. Prill split assumed to be same as 9m'16 for Stillwater's current mining operations

Includes Blitz at full ramp-up by 2021/22 (270-330koz 2E)[7]

Positioned globally as a top 5 PGM producer and top 10 gold producer

34

Our quality profile secures growth and sustainability Expected Gold and PGM LoM production plan (next 20 years) Source: Company guidance 0 500 000 1 000 000 1 500 000 2 000 000 2 500 000 3 000 000 3 500 000 4 000 000 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 Sibanye, Gold Rustenburg + Aquarius, PGM Stillwater ex. Blitz, PGM Blitz first 5 years, PGM Blitz ramped up, PGM Gold Fields plan, Gold ounces Gold Fields plan Complementary gold and PGM production profiles 35

Acquisition funding with equity raise Sibanye’s will have concluded c.$2.8bn of acquisitions (including Stillwater) in relation to its PGM strategy since 2015 – all cash funded – Acquired Aquarius Platinum for $294m (2016) – Acquired Rustenburg Operations for $326m (2016) – Announced acquisition of Stillwater for $2.2bn (2017) Equity raised represents less than half of total capital committed to building a world class PGM business Sibanye intends to maintain prudent balance sheet to support its industry-leading dividend policy Important to maintain a credit rating which allows for efficient cost of funding and market access Transaction consideration funded by: – $2.7bn bridge financing from Citi and HSBC to fund the transaction consideration and repayment of Stillwater debt Permanent financing structure: – $0.3bn from existing Stillwater cash balance – Capital market transaction post-closing o A rights issue of between $0.75bn and $1.3bn o New credit facilities and bonds – Target long-term leverage below 1.0x EBITDA1 Balanced acquisition funding plan preserves future flexibility Note: 1. Non-GAAP financial measure, please refer to appendix for definition 36

Rights offering supports capital structure flexibility

Sibanye

Net Debt[1] / Last twelve months EBITDA[1]


PF Net Debt / 2017E EBITDA w/ $750m RO at YTD 2017 Average Spot Price and FX[4]
PF Net Debt / 2017E EBITDA w/ $1.3bn RO at YTD 2017 Average Spot Price and FX[4]
~2.9x
2.3x
2.1x
2.5x
~2.0x
1.8x
1.9x
1.6x
1.6x
1.5x
1.1x
<1.0x
0.9x
0.6x
0.5x
0.3x
NM
NM
Sibanye Pro Forma w/o Rights Offering 2
Yamana
Goldcorp
Sibanye Pro Forma with $750m Rights Offering
AngloGold
Newcrest
Gold Fields
Barrick
Newmont
Sibanye Long-Term Target
Kinross
Sibanye 3
Agnico-Eagle
Harmony
Acacia
Randgold

Source: Company filings, FactSet

Note: Yamana, Goldcorp, Barrick, Newmont, Kinross, Agnico-Eagle, Acacia and Randgold LTM as of 30 September 2016. AngloGold, Newcrest, Gold Fields, Sibanye and Harmony LTM as of 30 June 2016

1. Non-GAAP financial measure, please refer to appendix for definition
2. Pro forma 2016 net debt excludes Burnstone debt and cash as well as fees and expenses related to the Transaction. Sibanye EBITDA annualised for the year ended 30 June 2016 and Pro forma for full year Rustenburg contribution
3. Excludes Burnstone debt and cash, as per mid year 2016 results presentation
4. YTD average price based on January 1st to February 17th 2017, PF net debt as of year end 2016 excludes Burnstone debt and cash and pro forma for transaction. PF2017E EBITDA pro forma for full year transaction impact

Funding plan focused on reaching long-term net leverage targets of <1.0x

37

RELATIVE VALUE 38 Relative value

Peer group benchmarking 39 - 2 4 6 8 10 12 14 16 US$/oz EV/EBITDA (2016) - 10 20 30 40 50 60 70 80 x F2016 PE - 100 200 300 400 500 600 US$/oz EV/Reserve oz Significant rerating potential - 0.20 0.40 0.60 0.80 1.00 1.20 1.40 1.60 1.80 x P/NPV

Conclusion 40

Conclusion • Delivering significant value through operational excellence and value accretive growth • Delivery of industry leading dividend maintained • Stable, cash generative Gold Division • Integration of Platinum assets on track – realisation of synergies to unlock significant value • Stillwater transaction transformative - creating a premier, globally competitive precious metal company • Additional low risk value enhancement through potential market rerating in line with market peers 41

Appendix 42

Portfolio of low cost assets with growth potential

Sibanye

STILLWATER MINING COMPANY

Stillwater Mining Company

- Headquarters: Colorado, USA
- Employees: c.1,400
- Trading: NYSE (SWC)
- 2016 Revenue: $711m
- 2016 Operating cash flow: $78m

Operating

- **Stillwater Mine (Montana, USA)**
  - 2016 2E PGM production: 327 koz
  - 2016 PGM cash cost[1]: $437/oz[2]
  - 2E PGM reserves: 10.5 moz @19.5 g/t
  - Est. mine life: 25+ years
- **East Boulder Mine (Montana, USA)**
  - 2016 2E PGM production: 218 koz
  - 2016 PGM cash cost[1]: $441/oz[2]
  - 2E PGM reserves: 10.7 moz @13.4 g/t
  - Est. mine life: 25+ years

Recycling

- **Smelter and base metals refinery**
- **Recycling facility** for:
  - Ceramic automotive catalysts
  - Petroleum catalysts
  - Industrial PGM catalysts
  - Other PGM-containing materials
- 2016 recycling volumes fed:
  - 668 koz (Pt, Pd, Rh)

Growth opportunities

- **Blitz Project**
  - Estimated first production: early 2018
  - Steady state production by 2021
  - 2E PGM production: 270-330 koz
  - Total capital: c. $250m
  - Remaining capital: c. $140m[3]
  - Est. mine life: 35+ years
- **East Boulder Project**
  - PFS ongoing for a 150-200 koz mine
  - Provides further regional optionality
- **Altar Project**
  - Copper-gold project in Argentina
- **Marathon Project**
  - PGM-copper project in Canada

Source: Company filings
Notes:
1. Non-GAAP, please refer to appendix for definition
2. Total cash costs per PGM mined ounce, net of by-product and recycling credits
3. $75-95m to be spent to 1st production ($112m spent to date as of FY2016)

A tier one PGM producer

43

Stillwater Mine 90 89 212 310 191 89 Livingston Big Timber McLeod NYE Fishtail Red Lodge Absarokee Columbus Laurel Billings Sweet Grass Park Carbon Big Horn 298 420 419 78 72 Yellowstone East Boulder Mine 87 Metallurgical Complex, Recycling Facilities Stillwater Mine Significant untapped resources along strike of orebody Geographic location Significant expansion opportunity with 45km orebody strike Source: Company filings 44

Metallurgical complex overview Geographic location Quarterly recycling volumes (PGM recycled ounces fed) 90 89 212 310 191 89 Livingston Big Timber McLeod NYE Fishtail Red Lodge Absarokee Columbus Laurel Billings Sweet Grass Stillwater Park Carbon Big Horn 298 420 419 78 72 Yellowstone East Boulder Mine 87 Metallurgical Complex, Recycling Facilities Recycling facility overview: expansion potential Smelter and base metal refinery located in Montana Processes mined and recycled materials Provides unique insight into secondary market Becoming fully integrated mine-to-market Includes processing & sampling facility with assay lab Expansion potential with modest additional capital Mining PGM Recycling Smelter Base Metal Refinery 99.95% Purity Sponge Precious Metal Refinery Converter Matte Granulated and Transferred to Refinery By-products NI & CU Removed, Creating PGM-rich Filter Cake Marketed and Sold to Customers Third Party – Johnson Matthey Process flow Advanced PGM recycling operations Produces palladium, platinum and rhodium c.169k PGM1 recycled ounces fed in Q4 2016 Since 2009, recycling volumes have grown consistently Source: Company filings Note: 1. Platinum + Palladium + Rhodium Stillwater Mine Creating a mine-to-market business Providing insight into the secondary market 116 000 108 700 151 000 161 000 130 000 154 000 169 000 175 000 169 200 Q4 2014 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 45

Stillwater financials Source: Company filings Note: 1. Other includes: Losses on trade receivable and inventory purchases, (Gain) / loss on disposal of PP&E, Loss on long-term investments, Impairment of PP&E and non-producing mineral properties, Exploration, Proxy contest, Accelerated equity based compensation for change in control, Reorganization $ in m, unless stated otherwise 2013a 2014a 2015a 2016a 2E mine sales, koz 509 542 507 549 PGM Recycled, koz 542 384 340 401 2E basket price, $/oz 887 934 774 694 AISC, $/PGM oz 813 784 709 622 Total Revenues 1,040 944 726 711 Mine production 479 536 416 405 PGM Recycling 561 402 310 306 Other 0 6 0 0 Total costs of metals sold 841 729 595 574 Mine production 314 333 294 279 PGM Recycling 527 391 301 295 Other 0 5 0 0 Total depletion, depreciation and amortization 59 67 65 74 Mine production 58 66 64 73 PGM Recycling 1 1 1 1 General and administrative 47 35 34 35 Others1 489 14 52 5 Operating income (loss) (397) 98 (20) 24 Net cash provided by operating activities 149 188 110 78 Capital expenditure (129) (120) (107) (89) 46

Stillwater mine Ownership 100% Stillwater Location J-M Reef, Montana Mining Statistics Status: Producing Mine type: Underground Initial production: 1986 2016A PGM production: 327 koz 2015A PGM production: 320 koz 2016A PGM cash cost: $437/oz (-10% y-on-y) 2015 same period: $487/oz Est. mine life: 25+ years Reserves PGM reserves: 10.5 moz (78% Pd) Avg. PGM reserve grade: 19.5 g/t Infrastructure Developed a 6.8 mile/10.9km-long UG segment of J-M Reef Mill and concentrator on site Geology J-M Reef is the world’s highest grade PGM deposit Succession of ultramafic to mafic rocks Royalty1 Franco-Nevada 5% NSR royalty Mouat family 0.35% NSR royalty Asset overview Geographic location Mine site overview Source: Company filings Notes: 1. 1,091 claims subject to 5% NSR payable to Franco Nevada, 147 claims subject to 0.35% NSR payable to Mouat family and 97 claims subject to both royalties. Franco Nevada estimates that their NSR royalty currently covers 80-85% of the Stillwater mine reserves Stillwater Mine Stillwater Mine Stillwater Mine 90 89 212 310 191 89 Livingston Big Timber McLeod NYE Fishtail Red Lodge Absarokee Columbus Laurel Billings Sweet Grass Stillwater Park Carbon Big Horn 298 420 419 78 72 Yellowstone East Boulder Mine 87 Metallurgical Complex, Recycling Facilities Stillwater Mine 47

East Boulder mine Ownership 100% Stillwater Location J-M Reef, Montana Mining Statistics Status: Producing Mine type: Underground Initial production: 2002 2016A PGM production: 218 koz 2015A PGM production: 201 koz 2016A PGM cash cost: $441/oz (-13% y-on-y) 2015 same period: $508/oz Est. mine life: 25+ years Reserves PGM reserves: 10.7 moz (78% Pd) Avg. PGM reserve grade: 13.4 g/t Infrastructure Developed 3.2 mile/5.1km strike extent of J-M Reef Mill and concentrator on site Geology J-M Reef is the world’s highest grade PGM deposit Succession of ultramafic to mafic rocks Royalty1 Franco-Nevada 5% NSR royalty Mouat family 0.35% NSR royalty Asset overview Geographic location Mine site overview Stillwater Mine East Boulder Mine Stillwater Mine 90 89 212 310 191 89 Livingston Big Timber McLeod NYE Fishtail Red Lodge Absarokee Columbus Laurel Billings Sweet Grass Stillwater Park Carbon Big Horn 298 420 419 78 72 Yellowstone East Boulder Mine 87 Metallurgical Complex, Recycling Facilities Stillwater Mine Source: Company filings Notes: 1. 1,091 claims subject to 5% NSR payable to Franco Nevada, 147 claims subject to 0.35% NSR payable to Mouat family and 97 claims subject to both royalties. Franco Nevada estimates that their NSR royalty currently covers 80-85% of the Stillwater mine reserves 48

Blitz project Asset overview Mine site overview Ownership 100% Stillwater Location Beartooth Mountains, Montana Mining Statistics Status Development Mine type: Underground Est. first production: Early 2018 Production target: 270 – 330 koz 2E Total capital spend: $250 million Capital spend remaining: c.$140 million Project Update Primarily growth production for the first decade Crew for ore access moved to Blitz in August Optionality to increase production rate and ramp up Expected to reduce Stillwater’s average AISC Drilling continues to demonstrate high grades Project acceleration has potential to maximize NPV Steady state production by 2021 Underground Drilling Sample Areas Proven and Probable PGM Reserve Area (2015) 1,800m 56E 10.4 56E 10.7 56E 11.5 56E10.4 40546 20.9ft @ 1.70oz/t PGM 40547 14.4ft @ 1.19oz/t PGM 40553 12.3ft @ 1.36oz/t PGM 40552 3.9ft @ 2.49oz/t PGM 40548 8.0ft @ 1.00oz/t PGM 40571 2.4ft @ 2.78oz/t PGM 40553 2.6ft @ 1.40oz/t PGM 40555 4.9ft @ 0.69oz/t PGM 40547 8.4ft @ 0.34oz/t PGM 40554 1.4ft @ 2.06oz/t PGM 40554 3.4ft @ 0.81oz/t PGM 40553 3.5ft @ 0.73oz/t PGM 40553 3.4ft @ 0.71oz/t PGM 56E 11.5 40593 0.8ft @ 7.14oz/t PGM 40585 9.0ft @ 0.57oz/t PGM 40589 1.2ft @ 1.76oz/t PGM 56E 10.7 40620 11.9ft @ 1.29oz/t PGM 40619 3.0ft @ 2.23oz/t PGM 40618 6.6ft @ 0.35oz/t PGM Blitz Project Surface Blitz Project Area Mineralized Material Outline TBM Drive Conventional 56 FWL Drive Existing Mine Development 1,000 feet 300m V & H Scale 1,200m 4,000’ 6,000’ Meters 2,400m E 70,000’ 2,100m E 10,000’ 3,000m Feet 8,000’ Note: Intervals are Estimated True Widths. Stillwater Mine Source: Company filings 49

Stillwater PGM reserves Source: Company filings Note: 1 Imperial (short tons) converted to metric (long tonnes) Stillwater Mine East Boulder Mine Total Montana Mines Ore Tonnes1 Avg. Grade Cont. Ounces Ore Tonnes Avg. Grade Cont. Ounces Ore Tonnes1 Avg. Grade Cont. Ounces (000's) (g/t) (000's) (000's) (g/t) (000's) (000's) (g/t) (000's) As of December 31, 2016 Proven Reserves 2,905 20.23 1,898 2,518 13.37 1,094 5,423 17.14 2,992 Palladium 15.77 1,481 10.63 856 Platinum 4.46 417 2.74 238 Probable Reserves 13,719 19.54 8,569 22,281 13.37 9,638 36,001 15.77 18,207 Palladium 15.09 6,685 10.63 7,543 Platinum 4.11 1,884 2.74 2,095 Total Proven and Probable Reserves 16,624 19.54 10,467 24,800 13.37 10,732 41,424 15.77 21,199 Palladium 8,166 8,399 Platinum 2,301 2,333 50

Near-term, low-cost growth Gold equivalent production1 (koz) Blitz continues the Sibanye strategy of growth via quality assets with attractive returns Source: Company filings Notes: 1. Au-eq production figures for Rustenburg, Aquarius and Stillwater calculated using 2015 average prices for illustration; Au:$1,159/oz, Pd:$690/oz, Pt:$1,055/oz and Rh:$954/oz 2. 2015 pro-forma production plus Blitz run-rate production expected in 2021-2022 1 220 1 430 1 589 1 536 253 685 347 1 789 2 474 2 821 2 821 2012 2013 2014 2015 Aquarius 2015 Rustenburg 2015 Stillwater 2015 Pro Forma 2015 Blitz c.2021 / 2022 (expected) Pro Forma Blitz c.200 c.3,021 In addition, Stillwater recycled c.400 koz in 2015A Remaining capex to be spent: c.$140m Sibanye Gold Sibanye PGM Stillwater PGM 2 51

Definitions Stillwater AISC*: • All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with costs of metal sold - Mine Production, the Company's most directly comparable GAAP financial measure and adding to it the change in mined inventories, and adjusting for the by-product and recycling income credits, domestic corporate general and administrative costs (excluding any depreciation and general and administrative costs of foreign subsidiaries) and that portion of total capital expenditures associated with sustaining the current level of mining operations. Capital expenditures, however, for Blitz and certain other one-time projects are not included in the calculation. When divided by the total recoverable PGM mined ounces produced in the respective period, All-In Sustaining Costs per PGM Mined Ounce Produced (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per PGM mined ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of mined ore produced. Stillwater Cash costs*: • Total Combined Cash Costs (Non-GAAP): This non-GAAP financial measure is calculated as total costs of metals sold - Mine Production adjusted for the change in mined inventories to calculate Total Combined Cash Costs before by-product and recycling income credits, (Non-GAAP). From this calculation, the Company deducts by-product and recycling income credits to arrive at Total Combined Cash Costs, net of by-product and recycling income credits. Total Combined Cash Costs is a measure of extraction efficiency. The Company uses this measure as a comparative indication of the cash costs related to production and processing in its mining operations in any period. When divided by PGM ounces produced in the respective period, Total Combined Cash Costs, net of by-products and recycling income credits (Non-GAAP), measured for each mine or combined, provides an indication of the level of combined cash costs incurred per PGM ounce produced in that period. Stillwater Non-GAAP financial measures • For a full description and reconciliation of non-GAAP financial measures to GAAP financial measures, see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures and the accompanying discussion in the Company's relevant 10Q or 10K results release. EBITDA: • EBITDA is earnings before interest, tax, depreciation and amortization, and is calculated as net operating profit before depreciation and amortisation NAV: • NAV is the value of the assets minus the value of liabilities Net Debt: • Net debt represents borrowings and bank overdraft less cash and cash equivalents • Borrowings are only those borrowings that have recourse to Sibanye and therefore exclude the Burnstone Debt. Borrowings exclude related party loans. *AISC and total cash cost definition sourced from Stillwater company filings 52

Demand Driver: Emissions regulation LDV Emissions regulation continues to support PGM demand. 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2021 2022 2023 2024 2025 CA LEV IV Europe Brazil Russia India China NS 3 S. Korea EU 4 EU 6 b Japan Vietnam Thailand EU 5 EU 4 EU 4 EU 5 EU 6 EU 5 EU 6 NS 6a NS 6b + RDE 2020 BS 6 NS 5 EU 5 EU 3 US BS 4 EU 5 EU 6 EU 6c JP 2009 Post 2009 CO2 105g/Km EU 3 NS 4 EU 4 EU 3 EU 4 US Tier 2 US Tier 3 CA LEV II EU 5 EU 6b EU 6d EU 6e CA LEV III Potential Delay Speculative • China’s phase-in of NS 6a will begin nationwide in 2017 and full implementation by mid-2020. • Particulate matter targets will be enforced by 2023, increasing the usage of coated four way catalysts in light duty gas vehicles. • India - Risk remains that adoption of BS 6 could be delayed until 2023. • Japan - 2020 CO2 target of 105g/km will impact powertrain mix (will be managed by engine fuel efficiency, increased diesel and hybrid/BEV vehicle mix). Source: BASF (2016) Regulations to support PGM demand 53

Demand Driver: Emissions regulation HDD Emissions regulation continues to support PGM demand. • China expects to have 10 ppm sulphur diesel fuel ready in 2017 for on-road HDD vehicles. • India BS VI phase-in could be delayed until 2023 for on-road HDD. • Regulations for off-road HD remain undetermined. Source: BASF (2016) 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2021 2022 2023 2024 2025 On Road Off Road On Road Off Road Brazil On Road Russia On Road India On Road China On Road S. Korea On Road Japan On Road Thailand On Road 2020 BS VI NS V GHG Phase 2/CARB UL Nox Stage V EU III EU IV JP 2009 Post 2009 Global 4a Global 4b EU IV Stage IIIA Stage IV EU IV EU V EU VI EU V EU VI Europe EU V EU VI BS IV NS III NS IV NS VI EU III US US 2010 EU V EU VI EU VII Regulations to support PGM demand 54

Demand Driver: Heavy Duty Diesel A lack of compliance in emerging markets is impairing platinum’s HDD growth potential- upside of up to 400koz, at a potential 6% CAGR Heavy duty Vehicle Powertrain Forecast • By 2023, if all HD on-road vehicles fully comply with China NS VI and India BS VI, it could result in an incremental +400Koz per annum of platinum demand. • Uncertainty however exists regarding the level of regulation enforcement for on-road HDD Diesel in emerging markets. • Off-road HDD relatively unregulated in most regions. • If all off-road HD vehicles in emerging markets were to comply with an EU 6 equivalent regulation, it would generate an incremental +200Koz per annum of platinum demand. Source: LMCA Automotive Q2 2016 Powertrain Installation Forecast 0.4 0.1 0.2 0.3 1.0 0.6 0.9 0.7 8.0 0.8 4.0 5.0 6.0 7.0 9.0 10.0 0.0 0.5 2.0 1.0 0.0 3.0 2019 2021 2023 M Units M Toz 2017 2025 NA EU AP (Ex China) China RoW Pt Demand Pd Demand 2017 2019 2021 2023 2025 Regulations to support potential growth for platinum 55

Summary of Medium-Term Outlook (’15 – ’19) • Primary platinum supply to remain flat at 2016 levels as primary suppliers battle with a depressed PGM basket price and years of insufficient project capital and SIB. • Secondary supply to increase at 9% CAGR over this period, which we believe is too conservative • Deficit of over 200koz expected in 2016, reverting to a balanced position through to 2019 – This assumes jewellery demand in sustained and supported and that investment demand continues to take metal off the market – HDD CAGR of 6% anticipated from 2015 onwards – “Blue sky” demand growth from fuel cell applications not yet factored in our model despite strong evidence of sustainable growth from these applications • Palladium market to move into sustained deficits (in excess of 15% of primary metal supply) through to 2019 due to the end of major Russian de-stocking and underpin of strong auto demand, principally from gasoline • Rhodium is expected to remain in a surplus of 8% of primary metal supply due to growing secondary supply and despite strong industrial growth. The medium term PGM fundamentals are mixed 56

• Platinum supply increases expected to continue to lag demand growth due to only moderate medium-term expansions given current capital constraints followed by a return to growth aligned with favourable market economics. • A market moving into a deficit over the long-term is anticipated. • Palladium market expected to remain in material deficit with modest supply growth combined with strong demand in auto-catalysts as well as stable demand from industrial markets. – Upward pressure on the palladium price may result in a slow and long term substitution away from palladium in the auto-catalyst sector. • Rhodium is expected to remain stable as it continues to be supported by tightening legislation and growth in industrial markets. – We are already seeing evidence of rhodium being reintroduced into autocats Summary of Long-Term Outlook (’15 – ’25) Platinum moving into deficits over the long term, palladium is already there 57

Where do we differ from the street? Source: SFA, Johnson Matthey, company forecasts • Platinum demand expected to remain largely balanced throughout the forecast period, reverting to material deficits once SA supply starts to shrink. Forecast risk remains elevated and too the downside. • Palladium remains in a significant and growing deficit throughout the forecast period, driven principally by gasoline autocat growth and waning supply momentum. • Rhodium remains in balance for much of the forecast period. Palladium fundamentally in deficit appears sustained and material - 3,000 - 2,500 - 2,000 - 1,500 - 1,000 - 500 0 500 1,000 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E Platinum SGL SFA JM - 2,500 - 2,000 - 1,500 - 1,000 - 500 0 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E Palladium SGL SFA JM - 150 - 100 - 50 0 50 100 150 200 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E Rhodium SGL SFA JM 58

Platinum

Sibanye

- JM's outlook compares negatively versus our current house view.
- Our model is premised on peak PGM loadings having already been achieved and a continued decline in the diesel penetration rate in Europe (to 45% in 2017 and 40% by 2020).
- Platinum jewellery demand remains a key demand driver which we expect to remain flat YoY in 2017.

	2007a	2008a	2009a	2010a	2011a	2012a	2013a	2014a	2015a	2016e	2017e	2018e	2019e	2020e	2021e	2022e	2023e	2024e	2025e
Platinum price (US$/oz)	**1,331**	**1,575**	**1,204**	**1,612**	**1,722**	**1,553**	**1,490**	**1,388**	**1,051**	**997**	**1,017**	**1,109**	**1,211**	**1,246**	**1,380**	**1,408**	**1,436**	**1,465**	**1,494**
Supply:																			
South Africa	5,070	4,515	4,635	4,635	4,855	4,104	4,209	3,546	4,569	4,310	4,430	4,560	4,710	4,725	4,695	4,540	4,375	4,260	4,090
Russia	915	805	785	825	835	801	770	715	670	680	730	730	710	710	710	710	710	710	710
North America	325	325	260	200	350	315	315	336	319	395	395	405	405	410	395	360	360	365	305
Zimbabwe	170	180	226	280	340	337	410	401	401	480	445	445	445	445	445	445	440	425	405
Others	0	0	0	0	100	110	125	125	117	245	255	255	255	255	255	255	255	255	255
Total Producer Supply	**6,480**	**5,825**	**5,906**	**5,940**	**6,480**	**5,667**	**5,829**	**5,123**	**6,076**	**6,110**	**6,255**	**6,395**	**6,525**	**6,545**	**6,500**	**6,310**	**6,140**	**6,015**	**5,765**
Recycling	890	1,130	830	1,085	1,240	1,133	1,192	1,286	1,122	1,240	1,565	1,618	1,639	1,771	1,812	1,803	1,820	1,764	1,761
Total Supply	**7,370**	**6,955**	**6,736**	**7,025**	**7,720**	**6,800**	**7,021**	**6,409**	**7,198**	**7,350**	**7,820**	**8,013**	**8,164**	**8,316**	**8,312**	**8,113**	**7,960**	**7,779**	**7,526**
Demand:																			
Gross Autocatalyst	4,145	3,655	2,185	3,075	3,185	3,186	3,116	3,354	3,433	3,127	3,046	3,020	2,977	3,235	3,272	3,272	3,253	3,215	3,186
Autocatalyst Recovery	-890	-1,130	-830	-1,085	-1,240	-1,133	-1,192	-1,286	-1,122	-1,240	-1,565	-1,618	-1,639	-1,771	-1,812	-1,803	-1,820	-1,764	-1,761
Net Autocatalyst	**3,255**	**2,525**	**1,355**	**1,990**	**1,945**	**2,053**	**1,924**	**2,068**	**2,311**	**1,887**	**1,481**	**1,402**	**1,338**	**1,464**	**1,460**	**1,469**	**1,433**	**1,451**	**1,425**
Jewellery (Net)	1,455	1,365	2,245	1,685	1,665	1,888	2,239	2,140	2,253	1,865	1,935	2,042	2,163	2,289	2,452	2,633	2,841	3,080	3,358
Chemical	420	400	290	440	470	451	556	606	528	631	538	509	515	539	553	1,028	1,043	1,050	1,051
Electrical	255	230	180	220	220	156	194	205	201	167	177	192	216	230	234	239	242	245	249
Fuel Cells	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Glass	425	315	10	385	515	167	128	142	223	284	270	319	309	317	333	360	375	390	409
Investment	170	555	660	655	460	450	871	272	451	460	228	228	228	228	228	228	228	228	228
Invest Large Jpn	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Petroleum	200	240	210	170	210	198	213	159	129	145	145	134	107	103	109	113	116	117	117
Medical and Biomedical	230	245	250	230	230	235	227	212	211	0	0	0	0	0	0	0	0	0	0
Other	265	290	190	300	320	396	417	433	428	899	911	940	983	1,028	1,073	1,124	1,168	1,216	1,245
Total Demand	**6,675**	**6,165**	**5,390**	**6,075**	**6,035**	**5,994**	**6,769**	**6,237**	**6,735**	**6,338**	**5,685**	**5,766**	**5,859**	**6,198**	**6,442**	**7,193**	**7,446**	**7,777**	**8,082**
Surplus / (Deficit)	**-195**	**-341**	**516**	**-135**	**445**	**-327**	**-940**	**-1,114**	**-659**	**-228**	**570**	**629**	**666**	**347**	**58**	**-883**	**-1,306**	**-1,762**	**-2,317**
Ex-ETF Surplus / (Deficit)	**-1**	**-238**	**900**	**401**	**510**	**-174**	**-209**	**-910**	**-818**	**-269**									

We anticipate a move to platinum deficits from 2020 onwards

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Palladium • A fundamental deficit position will continue in palladium in 2017 and beyond. • Primary supply to remain largely flat YoY and consumer demand growth applications unlikely to slow for the foreseeable future. • A price induced switch out of palladium to platinum is not anticipated over the next 10- years. Palladium deficit position to continue, fundamentally supported 2007a 2008a 2009a 2010a 2011a 2012a 2013a 2014a 2015a 2016e 2017e 2018e 2019e 2020e 2021e 2022e 2023e 2024e 2025e Palladium Price (US$/oz) 355 352 263 526 734 641 727 798 690 602 702 804 850 883 916 934 953 972 991 Supply: South Africa 2,765 2,430 2,370 2,640 2,560 2,344 2,436 2,125 2,683 2,455 2,510 2,590 2,640 2,630 2,605 2,530 2,435 2,385 2,320 Russia 4,540 3,660 3,635 3,720 3,480 2,887 2,650 2,628 2,434 2,390 2,570 2,570 2,570 2,570 2,570 2,570 2,570 2,570 2,570 North America 990 910 755 590 900 903 980 898 867 1,040 1,080 1,115 1,130 1,135 930 895 905 915 785 Zimbabw e 135 140 180 220 265 263 318 328 320 375 345 345 345 345 345 345 340 330 315 Others 150 170 160 185 155 162 148 125 122 485 480 475 475 475 475 475 475 475 475 Total Producer Supply 8,580 7,310 7,100 7,355 7,360 6,559 6,532 6,104 6,426 6,745 6,985 7,095 7,160 7,155 6,925 6,815 6,725 6,675 6,465 Recycling 1,015 1,140 965 1,310 1,695 1,683 1,916 2,195 1,939 0 0 0 0 0 2,681 2,990 3,295 3,560 3,890 Total Supply 9,595 8,450 8,065 8,665 9,055 8,242 8,448 8,299 8,365 6,745 6,985 7,095 7,160 7,155 9,606 9,805 10,020 10,235 10,355 Demand: Gross Autocatalyst 4,545 4,465 4,050 5,580 6,155 6,667 6,908 7,351 7,629 7,813 8,147 8,424 8,804 9,292 9,584 9,764 10,190 10,272 10,324 Autocatalyst Recovery -1,015 -1,140 -965 -1,310 -1,695 -1,683 -1,916 -2,195 -1,939 -1,681 -1,801 -2,059 -2,207 -2,465 -2,681 -2,990 -3,295 -3,560 -3,890 Net Autocatalyst 3,530 3,325 3,085 4,270 4,460 4,984 4,992 5,156 5,690 6,132 6,346 6,365 6,597 6,827 6,903 6,774 6,895 6,712 6,434 Chemical 375 350 325 370 440 524 557 474 602 488 602 453 408 491 483 496 509 520 526 Dental 630 625 635 595 540 506 458 466 475 463 449 435 421 411 399 389 379 371 361 Electronics (net) 1,240 1,025 975 970 895 746 605 612 475 468 459 452 445 440 435 431 427 424 420 Jew ellery (net) 715 855 705 495 295 247 200 190 179 204 204 208 217 227 243 261 278 297 319 Investment (net) 260 420 625 1,095 -565 467 -8 932 -659 -132 0 0 0 0 0 0 0 0 0 Other 85 75 70 90 110 98 99 107 111 197 190 195 206 215 221 225 231 236 240 Total Demand 6,835 6,675 6,420 7,885 6,175 7,572 6,903 7,937 6,873 7,820 8,250 8,108 8,294 8,611 8,684 8,576 8,719 8,560 8,300 Surplus / (Deficit) 1,745 635 680 -530 1,185 -1,013 -371 -1,833 -447 -1,075 -1,265 -1,013 -1,134 -1,456 -1,759 -1,761 -1,994 -1,885 -1,835 Ex-ETF Surplus / (Deficit) 2,025 1,017 1,186 492 567 -824 -467 -842 -1,080 -1,208 60

Rhodium • Rhodium is expected to be in a surplus of 63koz in 2016, its second consecutive surplus year. • For 2017, primary supply of rhodium is expected to remain flat while demand is anticipated to increase by 2 – 3% YoY. – Evidence that rhodium is being reintroduced by the OEMs into some autocat applications • Secondary supply of rhodium is likely to determine whether the rhodium market is able to move away from its current balanced position back to a much needed deficit. Source: Johnson Matthey, November 2016 market review Rhodium remains range bound, no catalyst on the horizon 2007a 2008a 2009a 2010a 2011a 2012a 2013a 2014a 2015a 2016e 2017e 2018e 2019e 2020e 2021e 2022e 2023e 2024e 2025e Rhodium price (US$/oz) 6 063 6 063 6 063 2 455 2 023 1 298 1 068 1 165 882 683 787 859 936 988 1 000 1 000 1 000 1 000 1 000 Supply: South Africa 696 574 663 632 641 578 551 466 611 595 595 610 620 620 615 595 570 555 540 Russia 90 85 70 70 72 90 85 87 80 65 75 75 75 75 75 75 75 75 75 North America 20 18 15 10 20 25 29 24 23 30 30 30 30 30 30 25 25 25 20 Zimbabwe 14 15 19 19 29 28 36 36 35 40 40 40 40 40 40 40 35 35 35 Others 4 3 3 3 3 3 4 4 5 10 15 15 15 15 15 15 15 15 15 Total Producer Supply 824 695 770 734 765 724 705 617 754 740 755 770 780 780 775 750 720 705 685 Recycling 192 227 187 241 277 253 273 316 270 283 353 374 374 386 395 403 412 417 423 Total Supply 1 016 922 957 975 1 042 977 978 933 1 024 1 023 1 108 1 144 1 154 1 166 1 170 1 153 1 132 1 122 1 108 Demand: Autocatalyst Gross 887 768 619 727 715 783 796 837 827 784 803 818 844 880 915 937 959 967 973 Autocatalyst Recovery -192 -227 -187 -241 -277 -253 -273 -316 -270 -283 -353 -374 -374 -386 -395 -403 -412 -417 -423 Net Autocatalyst 695 541 432 486 438 530 523 521 557 501 450 444 470 494 520 534 547 550 550 Chemical 63 68 54 67 72 80 85 82 101 101 86 90 94 97 101 105 110 115 120 Electrical 3 3 3 4 6 6 6 5 5 4 4 5 5 6 6 7 8 9 10 Glass 59 34 19 68 77 36 41 47 40 59 45 54 59 61 66 72 76 79 84 Other 24 24 21 21 38 63 78 34 18 12 13 13 13 14 14 14 15 15 15 Total Demand 844 670 529 646 631 715 733 689 721 677 598 606 641 672 707 732 756 768 779 Surplus / (Deficit) -20 25 241 88 134 9 -28 -72 33 63 157 164 139 108 68 18 -36 -63 -94 61

Contact James Wellsted james.wellsted@sibanyegold.co.za Tel:+27(0)83 453 4014 62